Exhibit 99.1

Puerto Rico Contact: Marilyn Santiago-Colón, Oriental Financial Group Inc. (787) 993-4648 U.S. Contact: Steven Anreder and Gary Fishman, Anreder & Company (212) 532-3232
ORIENTAL FINANCIAL GROUP INC. ANNOUNCES $30 MILLION STOCK REPURCHASE PROGRAM
SAN JUAN, Puerto Rico, February 3, 2011 — Oriental Financial Group Inc. (NYSE: OFG) today announced that its Board of Directors has approved a new stock repurchase program pursuant to which Oriental is authorized to purchase in the open market up to $30 million of its outstanding shares of common stock. The shares of common stock so repurchased are to be held by Oriental as treasury shares.
The new program replaces the prior $15 million program, announced July 31, 2007. The unused repurchase authority of approximately $11.3 million under the previous program will no longer be available. The expanded share buyback program follows Oriental’s November 24, 2010 announcement that its Board had approved a 25% increase in the quarterly common stock dividend, to $0.05 per share, as a tangible recognition of the strong current positioning and improving outlook for Oriental’s core banking and wealth management operations.
About Oriental Financial Group
Oriental Financial Group Inc. is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 47th year in business, Oriental provides a full range of mortgage, commercial and consumer banking services, as well as financial planning, trust, insurance, investment brokerage, and investment banking services, primarily in Puerto Rico, through 30 financial centers. Investor information about Oriental can be found at www.orientalfg.com.
Forward-Looking Statements
The information included in this document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate market in Puerto Rico; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of any acquired entity. For a discussion of such factors and certain risks and uncertainties to which Oriental is subject, see Oriental’s annual report on Form 10-K for the year ended December 31, 2009, and its quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, as well as its other filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, Oriental assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.
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